UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 20, 2010

DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officer: Election of Directors; Appointment of Principal Officers.

On August 20, 2010, Denny's Corporation (the "Company") entered into an agreement to appoint Roberto Rodriguez, age 57, to the position of Executive Vice President, Chief Operating Officer with responsibility for company and franchise operations.

Mr. Rodriguez formerly served as the President and Chief Operating Officer of Pick Up Stix, a multi-divisional franchise company in the Asian quick casual segment, from 2008 to August 2010. From 2004 to 2008, he worked at Dunkin' Brands serving as President of Dunkin’ Donuts and Brand Officer of Togo's.  Mr. Rodriguez is not and has not been involved in any related party transactions with the Company and does not have any family relationships with any other director, executive officer or any persons nominated for such positions. Additional biographical information relating to Mr. Rodriguez is included in the press release attached as Exhibit 99.1 to this report.

The material terms of Mr. Rodriguez’s employment with the Company, as the Company's Executive Vice President and Chief Operating Officer, are as follows: (a) employment will commence on or before September 13, 2010, (b) an annual base salary of $425,000, (c) a $100,000 sign-on bonus, (d) participation in the Company’s annual Corporate Incentive Plan with a target incentive opportunity of 75% of base salary (2010 bonus payout will be pro-rated based on the date of hire), (e) a non-qualified stock option to purchase up to 100,000 share of common stock, to be granted on October 1, 2010, which will vest in equal installments on each of the first three anniversaries of the grant date, (f) a grant of 250,000 restricted stock units representing the right to earn up to 250,000 shares of Denny’s common stock, based on the closing price of the common stock exceeding specific price hurdles for 20 consecutive trading days, and subject to Mr. Rodriguez’s continued employment with Denny’s and (g) certain other benefits, including a car allowance, a telecom allowance and the right to participate in all group benefits. In addition to the terms described above, Mr. Rodriguez will be covered under the Denny’s Corporation Executive Severance Pay Plan.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 -- Press release issued by Denny's Corporation on August 26, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: August 26, 2010	/s/ F. Mark Wolfinger
F. Mark Wolfinger
Executive Vice President,
Chief Administrative Officer and
Chief Financial Officer